AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF PHOENIX HEALTHCARE CORPORATION

          WHEREAS, the Board of Directors of Phoenix Healthcare Corporation (the "Corporation") has authorized an increase in the number of shares of the Corporation's common stock available for issuance under its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

          ACCORDINGLY, the Corporation hereby amends the Certificate of Incorporation as follows:

          The FOURTH article of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred and Fifty Five Million (255,000,000), consisting of Two Hundred and Fifty Million (250,000,000) shares of Common Stock, all of a par value of $0.001 and Five Million (5,000,000) shares of Preferred Stock, all of a par value of $0.001."

          IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amendment as of June 12, 2000.

PHOENIX HEALTHCARE CORPORATION

By: /S/ ROBERT J. STARZYK _________________________________ Name: Robert J. Starzyk Title: Chief Financial Officer and EVP